Exhibit 10.9

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 16th day of April, 2011 (the “Effective Date”), by and between Michigan Life Therapeutics, LLC a corporation organized and existing under the laws of Michigan with offices at 2020 Shadford Road, Ann Arbor, MI 48104 (“LICENSEE”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“PFIZER”). LICENSEE and PFIZER may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, PFIZER owns certain patents hereinafter referred and defined as License Patents; and

WHEREAS, LICENSEE wishes to obtain, and PFIZER wishes to grant, certain licenses relating to these License Patents on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.2                               “Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines, including, without limitation, all good manufacturing practices and all applicable standards or guidelines promulgated by the appropriate Regulatory Authority.

1.3                               “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law to remain closed.

1.4                               “Calendar Quarter” means the three (3) month period commencing as of the Effective Date and each successive three (3) month period thereafter.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

1.5                               “Calendar Year” means the twelve (12) month period commencing as of the Effective Date and each successive twelve (12) month period thereafter.

1.6                               “Commercialize” or “Commercialization” means to manufacture for sale, market, promote, distribute, and sell.

1.7                               “Commercially Reasonable Efforts” means: (a) with respect to the further Development of the Product, the efforts and expenditures required to obtain Regulatory Approvals and/or securing patents, that is comparable to any of LICENSEE’s products that are at a similar stage of development, and (b) with respect to Commercialization of the Product, efforts and expenditures that are comparable to those used for any of LICENSEE’s products that are of similar commercial potential.

1.8                               “Common Stock” means shares of the common stock of the LICENSEE, par value $.01 per share.

1.9                               “Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a Permitted sublicense of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party.

1.10                        “Convertible Securities” means any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common stock, but excluding Options.

1.11                        “Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval.

1.12                        “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.13                        “First Commercial Sale” means the first sale for use or consumption by the general public of the Product following receipt of Regulatory Approval for such Product from the US Federal Drug Authority or relevant foreign counterpart in the Territory.

1.14                        “Fully Diluted Shares” means the number of shares of the Common Stock that are or would be issued and outstanding immediately following the issuance of all Subsequent Financing Securities plus all shares of Common Stock issuable upon conversion of all such Subsequent Financing Securities plus all shares of Common Stock that are issuable upon exercise or conversion of all other Options or Convertible Securities outstanding immediately following the issuance of all such Subsequent Financing Securities.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

1.15                        “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

1.16                        “IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of the Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in the relevant regulatory jurisdictions in the Territory, as applicable.

1.17                        “Intellectual Property Rights” means all trade secrets, copyrights, patents and other patent rights, Trademarks, moral rights, know-how and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.18                        “License Patents” means any patents secured as listed in Schedule A and, the rights to use the Patents on the terms contained herein.

1.19                        “Milestone” means each milestone as set forth in Section 5.1.2.

1.20                        “NDA/BLA” means: (a) a new drug application or a new biologic license application filed with the FDA for authorization for marketing the Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.21                        “Net Sales” means the consolidated gross amount of Licensed products invoiced by Licensee or any Affiliate, less sales returns, and allowances actually paid, granted or accrued, including trade, quantity and cash discounts, chargebacks, rebates, and customary trade discounts actually taken, outbound freight, value added tax, sales or use taxes, and custom or excise duties. Net sales shall be determined from the consolidated books and records of the Licensee and/or Affiliate of the Licensee, as the case maybe, and as maintained in accordance with the US. GAAP consistently applied.

The following principles shall apply in the calculation of Net Sales:

1.21.1              In the case of any sale of Product which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.

1.21.2              In the case of any sale or other disposal of Product for non-cash consideration, Net Sales shall be calculated as the fair market price of the Product in the country of sale or disposal.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

1.21.3              Net Sales shall be reduced by [*] for sales of any Combination Products. For purposes of this Subsection 1.20.3, “Combination Products” means any pharmaceutical product containing: (a) the Product and (b) one or more other therapeutically active ingredient(s).

1.21.4              Unless otherwise specified herein, Net Sales shall be calculated in accordance with GAAP generally and consistently applied.

1.22                        “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.23                        “Patent Rights” means: (a) the patents and patent applications listed in Schedule A, (b) all divisionals, continuations, and continuations-in-part that claim priority to the patents or patent applications described in subsection (a), (c) all patents that have issued or in the future issue from any of the foregoing patent applications in subsections (a) and (b), including utility, model and design patents and certificates of invention, (d) any reissues, renewals, extensions or additions of any of the foregoing, and (e) any foreign equivalents of any of the foregoing.

1.24                        “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.25                        “Permitted sub licensee(s)” means any third party, who is not an Affiliate of the Licensee, and in respect of whom, the Licensee has received prior written consent from Pfizer to assign any of its rights in the License Patents.

1.26                        “Product” means Gemcabene calcium and further identified by CI-1027, PF-01430506, and/or PD-072953 (“Compound”) along with certain intellectual property, information, and other related assets.

1.27                        “Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction.

1.28                        “Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for the Product in the Territory.

1.29                        “Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA/BLA, any submission to a regulatory advisory

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

board, any marketing authorization application, and any supplement or amendment thereto.

1.30                        “Royalty Term” means, with respect to the Product in each country in the Territory, the period commencing on the Effective Date and expiring upon the later of: the expiration or abandonment of the last Valid Claim of the Patent Rights, including any patent term extensions or supplemental protection certificates, in such country in the Territory.

1.31                        “Subsequent Financing Securities” means shares of the LICENSEE’S Series A Preferred Stock or shares of any other convertible preferred equity security hereafter issued and sold by the LICENSEE (or to be issued and sold by the LICENSEE contingent upon the occurrence of any milestone or similar event, or upon the satisfaction of one or more conditions) in a bona fide, arm’s length equity financing transaction with an unrelated third party.

1.32                        “Territory” means the entire world.

1.33                        “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.34                        “Trademarks” has the meaning as set forth in Section 13.6.5.

1.35                        “Use” means to make, have made, use, sell, offer for sale, and import.

1.36                        “Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been permanently revoked or declared unenforceable or invalid by an unreserved and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.                                      LICENSE GRANT

2.1                               License Grant of Patent Rights.

Subject to the terms and conditions of this Agreement, PFIZER hereby grants to LICENSEE an exclusive, royalty-bearing right and license under the Patents Rights to Use the Product within the Territory Subject to the terms and conditions of this Agreement, PFIZER hereby grants to LICENSEE a royalty-bearing right and license to use the License Patents for the purpose of the Development and Commercialization of the Product in the within the Territory.

2.2                               Retained Rights.  LICENSEE acknowledges and agrees that PFIZER retains the right to make, have made and use the Product for any other purpose.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

2.3                               Residuals.  PFIZER may use for any purpose the Residuals resulting from access to or work with the Product and Know-How. As used herein, “Residuals” means information in non-tangible form which may be retained by persons who have had access to the Product and Know-How, including ideas, concepts, know-how or techniques contained therein.

2.4                               No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of PFIZER or its Affiliates other than the License Patents, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any License Patents.

3.                                      TRANSFER OF DOCUMENTATION

3.1                               PFIZER agrees to maintain its currently existing records relating to the license Rights and Products, including regulatory records, for a period of six (6) months from the Effective Date. In the event that the LICENSEE wishes to access these, PFIZER will use reasonable efforts to: (a) make available to LICENSEE at the licensee’s costs, currently available records which are with it on the Effective Date. The LICENSEE understands that the costs for such retrieval will be approximately [*] per day.

Notwithstanding the foregoing, in no event shall PFIZER provide: (a) data or records that include technology or products other than the Product, or (b) laboratory notebooks, PFIZER internal team meeting minutes, communications, personal notes or internal correspondence that are related to the Product, provided that PFIZER will provide to LICENSEE relevant summary information that pertains to subsections (a) and (b) to the extent such information: (x) exists as of the Effective Date, (y) is retained by PFIZER and (z) is reasonably retrievable by PFIZER.

4.                                      DEVELOPMENT AND COMMERCIALIZATION

4.1                               Development.  LICENSEE shall itself, or through its Affiliates, use Commercially Reasonable Efforts to Develop the Product in the Territory. In connection with its efforts to develop the Product, LICENSEE shall bear all responsibility and expense for filing Regulatory Filings in LICENSEE’s name and obtaining Regulatory Approval for the Product. LICENSEE will undertake such activities at its sole expense and shall provide to PFIZER reports regarding LICENSEE’s progress within thirty (30) days following the expiration of each Calendar Year.

4.2                               Commercialization.  LICENSEE shall itself, or through its Affiliates or Permitted sub licensees, use Commercially Reasonable Efforts to Commercialize the Product in the Territory. LICENSEE will undertake such activities at its sole

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

expense. It is expressly clarified that the Licensee shall be solely liable to meet or execute any and all compliances related to the manufacture, distribution or sale of the Licensed Products

4.3                               Payment Terms.

4.3.1                     In consideration of the licenses and rights granted to LICENSEE hereunder, LICENSEE shall pay to PFIZER payments in the following manner.

4.3.2                     In partial consideration for the rights granted by PFIZER, the LICENSEE agrees that, upon the issuance of any Subsequent Financing Securities, or at any time at the request of PFIZER, the LICENSEE shall issue to PFIZER a number of shares of Common Stock equal to 15 percent of the LICENSEE’S Fully-Diluted Shares (such shares, the “Stock Consideration”). LICENSEE agrees that it shall take all such actions that are reasonably requested by Pfizer, or that are otherwise necessary or required, to give effect to the foregoing issuance of stock to PFIZER. LICENSEE represents and warrants to PFIZER that the Stock Consideration, when issued, and delivered in accordance with the terms hereof, will be duly and validly issued, fully-paid and non-assessable and will be issued in compliance with all applicable “federal and state securities laws regarding registration or qualification of such securities, and will not be issued in violation of any pre-emptive rights.

4.3.3                     Milestone Payments.  LICENSEE shall notify PFIZER as soon as practicable upon achievement of each Milestone. In further consideration of the licenses and rights granted to LICENSEE, within thirty (30) days upon achievement of each Milestone set forth below, LICENSEE shall pay to PFIZER the corresponding non-creditable and non-refundable milestone payment (each, a “Milestone Payment”).

MILESTONE	MILESTONE PAYMENT
• Date of Regulatory Submission in any and first country in the Territory	$[*]

• Date of receipt of Regulatory Approval in the following countries	USA $[*] EU $[*] Japan $[*]

• One year Post Approval of the First received Regulatory Approval in any country in the Territory	$[*]

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

MILESTONE	MILESTONE PAYMENT
• Sales Milestones

$[*] one-time payment upon achieving consolidated Net Sales of $[*].

$[*] one-time payment when first achieving consolidated Net Sales of $[*].

$[*] one-time payment when first achieving consolidated Net Sales of $[*].

$[*] one-time payment when first achieving consolidated Net Sales of $[*].

4.3.4                     Royalty Payments.

(a)                                 In consideration of the licenses and rights granted to the LICENSEE hereunder, LICENSEE shall pay to PFIZER the royalties set forth below on consolidated Net Sales of Product(s) in the Territory (collectively, “Royalties”).

NET SALES	ROYALTY RATE
Net Sales equal to [*] per Calendar Year	[*] of Net Sales
Net Sales equal to [*] per Calendar Year	[*] of Net Sales
Net Sales equal or more than [*] per Calendar Year	[*] of Net Sales

(b)                                 LICENSEE shall pay to PFIZER the applicable Royalties within thirty (30) days following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will be payable on a country-by-country basis commencing as of the First Commercial Sale of a Product in each country until the expiration of the Royalty Term for such Product in each country.

(c)                                  All payments shall be accompanied by a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product (including all Deductions) and all Royalties payable to PFIZER for the applicable Calendar Quarter (including any foreign exchange rates employed).

(d)                                 This Royalty shall be payable for the Royalty Term. It is expressly clarified that any and all fees, royalties, income or any direct or indirect benefit from association with the Permitted sublicense shall be valued and included for the purposes of computing and ascertaining Milestone Payments and Royalties that shall be payable to PFIZER.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

4.3.5                     Other Payments.  LICENSEE shall pay to PFIZER any other amounts due under this Agreement within thirty (30) days following receipt of invoice.

4.3.6                     Late Payments.  Any late payments shall bear interest, to the extent permitted by law, at [*] on the date payment is due.

4.4                               Payment Method.

4.4.1                     Any payments under Section 5 that are recorded in currencies other than the US Dollar shall be converted into US Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

4.4.2                     All payments from LICENSEE to PFIZER shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by PFIZER in writing to LICENSEE. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

4.5                               Taxes.

4.5.1                     It is understood and agreed between the Parties that any amounts payable by LICENSEE to PFIZER hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”). LICENSEE shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit. Each Party will be responsible for their own income and property taxes.

4.5.2                     If LICENSEE is required to make a payment to PFIZER subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”), then the sum payable by LICENSEE (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that PFIZER receives a sum equal to the sum which it would have received had no such Withholding Tax Requirement been applicable, and the amount required to be deducted or withheld shall be remitted by LICENSEE in accordance with Applicable Law.  Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, LICENSEE.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

4.5.3                     The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by LICENSEE to PFIZER under this Agreement.

4.6                               In the event that licensee is unable to adequately commercialize the Product or license Patents within a period of ten (10) years, PFIZER shall have the option of revoking the License Patents in its favor and/or that of its Affiliates. Any monies paid by the Licensee to PFIZER shall remain nonrefundable.

5.                                      RECORDS; AUDIT RIGHTS

5.1                               Relevant Records.

5.1.1                     Relevant Records.  LICENSEE shall maintain accurate financial books and records pertaining to and LICENSEE’s sale of the Product, including any and all calculations of the applicable Fees (collectively, “Relevant Records”). LICENSEE shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) three (3) years following expiration or termination of this Agreement.

5.1.2                     Audit Request.  PFIZER shall have the right during the term and for twelve (12) months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to LICENSEE to examine the Relevant Records from time-to-time, but no more frequently than once every twelve (12) months, as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least seven (7) days in advance, and shall be conducted during LICENSEE’s normal business hours and otherwise in manner that minimizes any interference to LICENSEE’s business operations.

5.1.3                     Audit Fees and Expenses.  PFIZER shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment of LICENSEE of more than [*] as to the period subject to the audit, LICENSEE shall reimburse PFIZER for any reasonable and documented out-of-pocket costs and expenses of the audit within thirty (30) days after receiving invoices thereof.

5.1.4                     Payment of Deficiency.  If any audit establishes that LICENSEE underpaid any amounts due to PFIZER under this Agreement, then LICENSEE shall pay PFIZER any such deficiency within thirty (30) days after receipt of written notice thereof. For the avoidance of doubt, such payment will be considered a late payment, subject to section 5.1.6.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

6.                                      INTELLECTUAL PROPERTY RIGHTS

6.1                               Pre-existing IP.  Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

6.2                               Developed IP.  LICENSEE shall own all rights, title and interests in and to any Intellectual Property Rights that are both: (a) related to the Product, and (b) conceived solely by LICENSEE, its Affiliates or Permitted sub licensee’s following the Effective Date (collectively, “Developed IP”). LICENSEE hereby grants to PFIZER a non-exclusive, sub licensable, royalty-free right and license under the Developed IP for any research or development purpose. For clarification purposes this license is a non-commercial license.

6.3                               Patent Prosecution.

(a)                                 Patent Prosecution and Maintenance. Subject to PFIZER’s rights set forth below, LICENSEE will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining the Patent Rights in the Territory (and in PFIZER’s name )at LICENSEE’s own cost and expense. LICENSEE will select qualified patent counsel and corresponding foreign associates to prepare, file, prosecute and maintain the Patent Rights. LICENSEE will keep PFIZER reasonably informed of the status of the Patent Rights by timely providing PFIZER copies of significant communications relating to such Patent Rights that are received from any patent office or patent counsel of record or foreign associate.

Assistance.

As reasonably requested by PFIZER in writing, LICENSEE shall obtain patent term restoration at LICENSEE’S expense (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Patent Rights in the United States, Japan and Europe.

(b)                                 Failure to Prosecute or Maintain.  In the event LICENSEE elects to forgo filing, prosecution or maintenance of the Patent Rights, LICENSEE shall notify PFIZER of such election at least forty-five (45) days prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, PFIZER shall be entitled, upon written notice to LICENSEE, at its sole discretion and expense, to

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

file or to continue the prosecution or maintenance of such Patent Right in such country in PFIZER’s name using counsel of its own choice and at its own expense (“Pfizer Patent Rights”), in which case, the term “Patent Rights” shall be modified to exclude the Pfizer Patent Rights as of the date LICENSEE provides PFIZER such Election Notice.

7.                                      INFRINGEMENT; MISSAPPROPRIATION

7.1                               Notification.  Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any License Patents in the Territory of which it becomes aware (“Third Party Infringement”).

7.2                               Infringement Action.

7.2.1                     Right of First Enforcement.

(a)                                 LICENSEE shall have the first right (but not the obligation), at its own expense, to control enforcement of the License Patents against any Third Party Infringement. Prior to commencing any such action, LICENSEE shall consult with PFIZER and shall give due consideration to PFIZER’s recommendations regarding the proposed action. LICENSEE shall give PFIZER timely notice of any proposed settlement of any such action instituted by LICENSEE and shall not, without the prior written consent of PFIZER, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Patent Rights, (ii) give rise to liability of PFIZER or its Affiliates, (iii) admit non-infringement of any Patent Rights, or (iv) otherwise impair PFIZER’s rights in any License Patents or this Agreement.

(b)                                 If LICENSEE does not obtain agreement from the alleged infringer to desist or fails to initiate an infringement action within: (i) sixty (60) days following LICENSEE’s receipt of notice of the alleged infringement, or (ii) thirty (30) days before the expiration date for filing such actions, whichever comes first, PFIZER shall have the right, at its sole discretion, to control such enforcement of the License Patents at its sole expense.

7.2.2                     Recoveries.  Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied against payment of each Party’s costs and expenses incurred in connection therewith

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

(a)                                 Any remaining recoveries shall be retained by (or if received by PFIZER, paid to) LICENSEE; provided however, PFIZER shall be entitled to a Royalty on such remaining recoveries at the applicable rate set forth herein as if the amount of such remaining recoveries were Net Sales of LICENSEE in the Calendar Year in which the recoveries were received by LICENSEE. If LICENSEE fails to institute an action or proceeding and PFIZER exercise its right to prosecute such infringement, any remaining recoveries shall be retained by PFIZER.

8.                                      CONFIDENTIALITY

8.1                               Definition.  “Confidential Information” means the terms and provisions of this Agreement and other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are: (a) disclosed in writing or (b) if disclosed orally, summarized in writing and provided to the receiving Party after disclosure. All Know-How shall be considered PFIZER’s Confidential Information.

8.2                               Obligations.  The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with reasonable degree of care. The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, Permitted sublicense’s, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

8.3                               Exceptions.

8.3.1                     The obligations under this Section shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:

(a)                                 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)                                 was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

(c)                                  is disclosed to the receiving Party on a non confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or

(d)                                 is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

8.3.2                     The restrictions set forth in this Section shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

8.3.3                     In the event that PFIZER wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, PFIZER may disclose to a Third Party Confidential Information of LICENSEE in connection with any such proposed assignment, provided that PFIZER shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

8.4                               Right to Injunctive Relief.  LICENSEE agrees that breaches of this Section may cause irreparable harm to PFIZER and shall entitle PFIZER, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

8.5                               Ongoing Obligation for Confidentiality.  Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one copy which may be retained in its confidential files for archive purposes.

9.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1                               Representations and Warranties by Each Party.  Each Party represents and warrants to the other Party as of the Effective Date that:

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

(a)                                 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)                                 it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)                                  this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)                                 all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

(e)                                  the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

9.2                               Representations and Warranties by LICENSEE.

9.2.1                     LICENSEE represents and warrants that it has the financial and commercial capabilities to Develop and Commercialize the Product in accordance with this Agreement.

9.2.2                     LICENSEE represents and warrants to PFIZER that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

9.2.3                     Without limiting the generality contained herein, LICENSEE shall comply with the U.S. Foreign Corrupt Practices Act of 1977 (as modified or amended). LICENSEE represents and warrants that it has not and will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any Government Official. If LICENSEE is itself a Government Official, LICENSEE represents and warrants that it has not accepted, and will not accept in the future, such a payment or transfer. As used herein, “Governmental Official” means: (a) any elected or appointed government

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (d) an employee or person acting for or on behalf of a public international organization, or (e) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive). LICENSEE will update these warranties if it or any of its employees, or a relative of such an individual, becomes a Government Official, or if a Government or Government Official becomes an owner of LICENSEE.

9.3                               No Other Warranties.  EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PRODUCT. ANY INFORMATION PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

10.                               INDEMNIFICATION

10.1                        Indemnification by LICENSEE.  LICENSEE agrees to indemnify, hold harmless and defend PFIZER and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Pfizer Indemnitees”), from and against any Claims arising or resulting from: (a) the Development of a Product by LICENSEE, its Affiliates (b) the Commercialization of a Product by LICENSEE, its Affiliates, subcontractors or Permitted sub licensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of LICENSEE, its Affiliates, subcontractors or Permitted sub licensees, (d) breach by LICENSEE of any representation, warranty or covenant as set forth in this Agreement or (e) breach by LICENSEE of the scope of the license set forth in this Agreement. As used herein, “Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

10.2                        In the event of any non-compliance of any terms contained herein the LICENSEE hereby confirms and undertakes that any and all of its rights as provided herein in the Licensed Patents, including but not limited to all documents, materials or applications that maybe in possession or name of the Licensee or its Affiliate, shall be deemed to have been irrevocably transferred back to PFIZER, at no cost to PFIZER. Costs for such transfer shall be borne by the LICENSEE.

10.3                        Indemnification Procedure.  In connection with any Claim for which PFIZER seeks indemnification from LICENSEE pursuant to this Agreement, PFIZER shall: (a) give LICENSEE prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve LICENSEE from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with LICENSEE, at LICENSEE’s expense, in connection with the defense and settlement of the Claim; and (c) permit LICENSEE to control the defense and settlement of the Claim; provided, however, that LICENSEE may not settle the Claim without PFIZER’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts PFIZER’s rights or obligations. Further, PFIZER shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

11.                               LIMITATION OF LIABILITY

Consequential Damages Waiver.  EXCEPT FOR A BREACH OF SECTION 9 OR OBLIGATIONS ARISING UNDER SECTION 10, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.                               TERM; TERMINATION

12.1                        Term.  The term of this Agreement shall commence as of the Effective Date and shall expire upon the last-to-expire Royalty Term.

12.2                        Termination for Cause.  Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party breaches any of its material obligations hereunder and fails to cure such breach within thirty (30) days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such thirty (30) day period, and the breaching Party initiates actions to

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed sixty (60) days. Any termination by a Party under this Section shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, LICENSEE’s failure to use Commercially Reasonable Efforts to Develop and Commercialize the Product shall constitute a material breach by LICENSEE under this Agreement.

12.3                        Termination for a Bankruptcy Event.  Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

12.4                        Termination for Challenge to License Patents.  PFIZER shall have the right to immediately terminate this Agreement at any time after the Effective Date in its entirety or on a country-by-country basis in the event LICENSEE or any of its Affiliates or its or their Permitted sub licensees contests, challenges, supports or assists any Third Party to contest or challenge, in any patent office, court, regulatory agency or other forum, PFIZER’s ownership of or rights in, or the validity, enforceability or scope of, any of the License Patents.

12.5                        Termination for Convenience.  LICENSEE shall have the right to terminate this Agreement for convenience upon ninety (90) days prior written notice to PFIZER. In the event LICENSEE terminates for convenience, LICENSEE shall pay to PFIZER an early termination fee in an amount equal to US Dollars [*].

12.6                        Effect of Termination or Expiration.

12.6.1              Upon termination or expiration of this Agreement, LICENSEE shall pay to PFIZER all amounts due to PFIZER as of the effective date of termination or expiration within thirty (30) days following the effective date of termination or expiration.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

12.6.2              Upon termination of this Agreement, LICENSEE shall have the right to sell its remaining inventory of Product following the termination of this Agreement so long as LICENSEE has fully paid any and all Royalties, Milestone Payments and Permitted sublicense Fees owed to PFIZER, and LICENSEE otherwise is not in material breach of this Agreement.

12.6.3              Subject to this Section 12, upon termination of this Agreement, all licenses granted by PFIZER to LICENSEE shall terminate. For clarity, termination of the licenses granted by PFIZER to LICENSEE shall terminate all Permitted sublicenses granted by LICENSEE hereunder.

12.6.4              With the exception of termination of this Agreement by LICENSEE pursuant to Section 12.2, upon termination of this Agreement:

(a)                                 LICENSEE hereby grants to PFIZER a non-exclusive, fully paid-up, royalty-free, worldwide, transferable, perpetual and irrevocable license, with the right to sublicense, to Use any Intellectual Property Rights Controlled by LICENSEE that arise from the Development or Commercialization of the Product, including without limitation, any and all Developed IP for Use of the Product.

(b)                                 To the extent permitted by applicable Regulatory Authorities, LICENSEE shall: (i) transfer to PFIZER all Regulatory Filings and Regulatory Approvals held by LICENSEE with respect to the Product, and (ii) to the extent subsection (i) is not permitted by the applicable Regulatory Authority, permit PFIZER to cross-reference and rely upon any Regulatory Approvals and Regulatory Filings filed by LICENSEE with respect to the Product.

(c)                                  LICENSEE hereby grants to PFIZER a fully paid-up, royalty-free, worldwide, transferable, sub licensable, perpetual and irrevocable license to use the Trademarks identifying a Product for the purpose of manufacturing, marketing, distributing and selling the Product. As used herein, “Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

(d)                                 Upon PFIZER’s request, LICENSEE shall continue all on-going Development for a mutually agreed upon migration period after termination of this Agreement, which period shall not be less than six (6) months unless otherwise agreed to by the Parties (“Migration Period”). During the Migration Period, LICENSEE shall provide such knowledge transfer and other training to

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

PFIZER or its Affiliates or a Third Party that is designated in writing by PFIZER (“Designated Affiliate/Third Party”) as reasonably necessary for PFIZER or the Designated Affiliate/Third Party to continue such activities. In connection with such transfer, LICENSEE shall, at PFIZER’s option: (i) transfer to PFIZER or the Designated Affiliate/Third Party all Product at the cost paid by LICENSEE to manufacture such Product, (ii) transfer to PFIZER or the Designated Affiliate/Third Party all Licensee Inventory owned by LICENSEE at the cost paid by LICENSEE for such Licensee Inventory, and (iii) assign to PFIZER or the Designated Affiliate/Third Party any agreements with Third Parties with respect to the Development or Commercialization of the Product. As used herein, “Licensee Inventory” means all components and works in process produced or held by LICENSEE with respect to the manufacture of Products.

12.7                        Survival.  Expiration or termination of this Agreement shall not relieve the. Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 5, 6.1, 8, 10, 11, 12.6, 14, 15, 16.3 and 16.8 shall survive expiration or termination of this Agreement.

13.                               PUBLICITY

13.1                        Publicity.

13.1.1              Subject to PFIZER’s rights herein), neither Party (nor any of its Affiliates or agents) shall use the Trademarks of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

13.1.2              Each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least ten (10) Business Days prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

14.                               LICENSEE INSURANCE

14.1                        Insurance Requirements.  LICENSEE will maintain during the term of this Agreement and until the later of: (a) three (3) years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Product have expired, commercial general liability insurance from a minimum “A-” AM Bests rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [*] per occurrence and [*] in the aggregate. LICENSEE has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on LICENSEE’s liability hereunder. Such policies shall name PFIZER and its Affiliates as additional insured and provide a waiver of subrogation in favor of PFIZER and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to PFIZER or its Affiliates. Any deductibles for such insurance shall be assumed by LICENSEE.

14.2                        Policy Notification.  LICENSEE shall provide PFIZER with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Such certificates shall provide that PFIZER shall be given at least thirty (30) days written notice prior to cancellation, termination or any change to restrict the coverage or reduce the limits afforded.

15.                               DISPUTE RESOLUTION

15.1                        General.  Except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information or prevent the infringement or misappropriation of a Party’s Intellectual Property Rights, the following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement.

15.2                        Meeting.  Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute. If the designated representatives do not resolve the dispute within sixty (60) Business Days of such request, then an executive officer of each Party shall meet in person or by telephone to review and attempt to resolve the dispute in good faith. The executive officers shall have sixty (60) Business Days to attempt to resolve the dispute.

16.                               GENERAL PROVISIONS

16.1                        Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) PFIZER may assign to a Third Party its rights to receive some or all of the Fees

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in the event of a Change in Control. As used herein, “Change in Control” means the acquisition of a party by a Third Party or the sale of all or substantially all of its business to which this Agreement relates. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

16.2                        Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefore which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

16.3                        Governing Law; Exclusive Jurisdiction.

16.3.1              This Agreement shall be governed by and construed under the laws in effect in the State of New York, US, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result.

16.3.2              The courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party. Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

16.4                        Force Majeure.  Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

16.5                        Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.6                        Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between PFIZER and LICENSEE, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

16.7                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.8                        Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to PFIZER:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Fax: [*]

Attention: General Counsel

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

If to LICENSEE:

Michigan Life Therapeutics, LLC

2020 Shadford Road

Ann Arbor, MI 48104

Fax: 734-864-5765

Attention: Dr. Charles Bisgaier

16.9                        Further Assurances.  LICENSEE and PFIZER hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

16.10                 No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

16.11                 Entire Agreement; Confidentiality Agreement.

(a)                                 This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, that certain Confidentiality Agreement by and between the Parties, dated October 28, 2008 and amendment dated January 29, 2009 (“CDA”). The Parties acknowledge and agree that, as of the Effective Date, all Evaluation Material (as defined in the CDA) disclosed by PFIZER or its Affiliates pursuant to the CDA shall be considered PFIZER’s Confidential Information and subject to the terms set forth in this Agreement.

(b)                                 In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

16.12                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.13                 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

16.14                 Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signatures on next page]

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MICHIGAN LIFE THERAPEUTICS, LLC		PFIZER

By:	/s/ Charles L. Bisgaier	By:	/s/ Tim Rolph

Name:	Charles L. Bisgaier	Name:	Tim Rolph

Title:	Chief Executive Manager	Title:	VP, Pfizer Global Research
	Michigan Life Therapeutics, LLC		Head of CV, Metabolic and Endocrine

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.

SCHEDULE A:  PATENT RIGHTS

1.             PATENTS

Docket Number	Former Dkt No	Country	Application Number	Application Date	Status	Sub Status

[*]	[*]	[*]	[*]	[*]	[*]	[*]

*  Information redacted pursuant to a confidential treatment request by Gemphire Therapeutics Inc. under 5 U.S.C. §552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities and Exchange Commission.